FOR IMMEDIATE RELEASE

Investor Relations:	Media Relations:
Ed Lockwood	Meggan Powers
Sr. Director, Investor Relations	Sr. Director, Corporate Communications
(408) 875-9529	(408) 875-8733
ed.lockwood@kla-tencor.com	meggan.powers@kla-tencor.com

KLA-TENCOR DECLARES REGULAR CASH DIVIDEND FOR THE SECOND QUARTER OF FISCAL YEAR 2015
MILPITAS, Calif., Nov. 6, 2014-KLA-Tencor Corporation (NASDAQ: KLAC) today announced that its board of directors has declared a quarterly cash dividend of $0.50 per share on its common stock payable on December 1, 2014 to KLA-Tencor stockholders of record as of the close of business on November 17, 2014.

About KLA-Tencor: KLA-Tencor Corporation, a leading provider of process control and yield management solutions, partners with customers around the world to develop state-of-the-art inspection and metrology technologies. These technologies serve the semiconductor, LED, and other related nanoelectronics industries. With a portfolio of industry standard products and a team of world-class engineers and scientists, the company has created superior solutions for its customers for more than 35 years. Headquartered in Milpitas, Calif., KLA-Tencor has dedicated customer operations and service centers around the world. Additional information may be found at www.kla-tencor.com. (KLAC-F)